CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this annual report on Form 10-KSB (File No. 000-33321) of our report dated April 17, 2007 on our audits of the financial statements of Fellows Energy Ltd. as of December 31, 2006 and 2005 and for the years then ended.

Mendoza Berger & Company LLP

By: /s/ Mendoza Berger & Company LLP
Irvine, California
April 14, 2008